Exhibit 99.1

Checkpoint Therapeutics Reports Second Quarter 2018 Financial Results and Recent Corporate Highlights

New York, NY – August 7, 2018 – Checkpoint Therapeutics, Inc. (“Checkpoint”) (NASDAQ: CKPT), a clinical-stage immuno-oncology biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers, today announced financial results and recent corporate highlights for the second quarter ended June 30, 2018.

James F. Oliviero, President and Chief Executive Officer of Checkpoint, said, “In the second quarter of 2018, we continued to advance the Phase 1 clinical development of our lead therapies CK-101, a third-generation EGFR inhibitor, and CK-301, a fully human anti-PD-L1 antibody. We look forward to reporting topline safety and efficacy data from the initial CK-101 dose-expansion cohort in EGFR mutation-positive non-small cell lung cancer (“NSCLC”) patients in the coming weeks, and from the initial CK-301 expansion cohort around year-end, with the goal of initiating registration trials for both molecules in 2019.”

Financial Results:

•	Cash Position: As of June 30, 2018, Checkpoint’s cash and cash equivalents totaled $28.3 million, compared to $19.2 million at December 31, 2017, an increase of $9.1 million year-to-date.
•	R&D Expenses: Research and development expenses for the second quarters of 2018 and 2017 remained the same at $5.5 million each.
•	G&A Expenses: General and administrative expenses for the second quarter of 2018 were $1.4 million, compared to $1.3 million for the second quarter of 2017, an increase of $0.1 million.
•	Net Loss: Net loss attributable to common stockholders for the second quarter of 2018 was $6.6 million, or $0.23 per share, compared to a net loss of $6.4 million, or $0.28 per share, for the second quarter of 2017.

About Checkpoint Therapeutics

Checkpoint Therapeutics, Inc. (“Checkpoint”) is a clinical-stage, immuno-oncology biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers. Checkpoint is currently evaluating its lead antibody product candidate, CK-301, an anti-PD-L1 antibody licensed from the Dana-Farber Cancer Institute, in a Phase 1 clinical trial in checkpoint therapy-naïve patients with selected recurrent or metastatic cancers. Checkpoint plans to develop CK-301 as a treatment for patients with non-small cell lung cancer (“NSCLC”) and other solid tumors. In addition, Checkpoint is evaluating its lead small-molecule, targeted anti-cancer agent, CK-101, in a Phase 1/2 clinical trial for the treatment of patients with epidermal growth factor receptor (“EGFR”) mutation-positive NSCLC. Checkpoint is a majority-controlled subsidiary of Fortress Biotech, Inc., and is headquartered in New York City. For more information, visit www.checkpointtx.com.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) (NASDAQ: FBIO) is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress develops and commercializes products both within Fortress and through certain of its subsidiary companies, also known as Fortress Companies. In addition to its internal development programs, Fortress leverages its biopharmaceutical business expertise and drug development capabilities and provides funding and management services to help the Fortress Companies achieve their goals. Fortress and the Fortress Companies may seek licensing arrangements, acquisitions, partnerships, joint ventures and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs, and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Company Contact:

Jaclyn Jaffe

Checkpoint Therapeutics, Inc.

(781) 652-4500

ir@checkpointtx.com

Investor Relations Contact:

Jeremy Feffer

Managing Director, LifeSci Advisors, LLC

(212) 915-2568

jeremy@lifesciadvisors.com

Media Relations Contact:

Laura Bagby

6 Degrees

(312) 448-8098

lbagby@6degreespr.com

CHECKPOINT THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$28,304	$19,225
Prepaid expenses and other assets	528	1,857
Other receivables - related party	127	331
Total current assets	28,959	21,413
Total Assets	$28,959	$21,413

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,988	$5,762
Accounts payable and accrued expenses - related party	667	610
Total current liabilities	6,655	6,372
Total Liabilities	6,655	6,372

Commitments and Contingencies

Stockholders' Equity
Common Stock ($0.0001 par value), 60,000,000 shares authorized
Class A common shares, 7,000,000 shares issued and outstanding as of June 30, 2018 and December 31, 2017	1	1
Common shares, 25,107,864 and 18,512,429 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	3	2
Common stock issuable, 0 and 591,836 shares as of June 30, 2018 and December 31, 2017, respectively	-	2,296
Additional paid-in capital	96,734	71,772
Accumulated deficit	(74,434)	(59,030)
Total Stockholders’ Equity	22,304	15,041
Total Liabilities and Stockholders’ Equity	$28,959	$21,413

CHECKPOINT THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenue - related party	$127	$351	$470	$1,044

Operating expenses:
Research and development	5,453	5,506	12,385	9,210
General and administrative	1,352	1,317	3,546	2,720
Total operating expenses	6,805	6,823	15,931	11,930
Loss from operations	(6,678)	(6,472)	(15,461)	(10,886)

Other income
Interest income	39	24	57	55
Total other income	39	24	57	55
Net Loss	$(6,639)	$(6,448)	$(15,404)	$(10,831)

Loss per Share:
Basic and diluted net loss per common share outstanding	$(0.23)	$(0.28)	$(0.57)	$(0.48)

Basic and diluted weighted average number of common shares outstanding	29,044,962	22,731,154	26,910,116	22,397,137